Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Palvella Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(h)	643,410	(2)	$8.46	(4)	$5,443,248.60	(4)	$0.00015310	$833.37
Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	3,455,433	(3)	$15.49	(5)	$53,524,657.17	(5)	$0.00015310	$8,194.63
	Total Offering Amounts						$58,967,905.77			$9,028.00
	Total Fee Offsets									—
	Net Fee Due									$9,028.00

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover an indeterminate number of additional shares of common stock, par value $0.001 per share (“Common Stock”), of Palvella Therapeutics, Inc. (formerly Pieris Pharmaceuticals, Inc., the “Registrant”) issuable under the (i) Palvella Therapeutics, Inc. 2019 Equity Incentive Plan (the “Legacy Palvella 2019 Plan”), which was assumed by the Registrant in connection with the merger pursuant to the terms of that certain Agreement and Plan of Merger, dated as of July 23, 2024, by and among the Registrant, Polo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pieris Pharmaceuticals, Inc., and Palvella Therapeutics, Inc., a Delaware corporation (the “Merger Agreement”) and (ii) the Registrant’s 2024 Equity Incentive Plan (the “2024 Plan”) by reason of any future stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration by the Registrant, which results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the Legacy Palvella 2019 Plan, which stock options were assumed by the Registrant pursuant to the Merger Agreement.

(3)	Represents shares of Common Stock reserved for issuance under the 2024 Plan.
(4)

This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 643,410 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the Legacy Palvella 2019 Plan are calculated using the weighted-average exercise price of such stock options of $8.46 per share.

(5)

Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on February 10, 2025.